Exhibit 10.15

MINING EXPLORATION AND EXPLOITATION AGREEMENT ENTERED INTO BY AND BETWEEN, AS FIRST PARTY MR. JOSE PEREZ REYNOSO, (HEREINAFTER “THE TITLEHOLDER”), AND AS THE SECOND PARTY, THE COMPANY DON DAVID GOLD S.A. DE C.V. (HEREINAFTER IDENTIFIED AS “THE COMPANY”), HEREBY REPRESENTED BY MR. VICTOR GARCIA JIMENEZ, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES.

R E P R E S E N T A T I O N S

I.	THE TITLEHOLDER represents:

(a)	To be a Mexican citizen of legal age, single, and legally authorized to hold mining concessions and to enter into this Agreement;

(b)	That he is the titleholder, of the rights derived from the mining concessions that cover the following mining lots (“THE LOTS”):

NAME OF LOT	TITLE NUMBER	HECTARES	TYPE OF CONCESSION

LA TEHUANA	210029	925.0000	Exploration

EL AGUILA	206772	899.6000	Exploration

EL AIRE	158272	72.0000	Exploitation

THE LOTS are located in the Municipality of Totolapam, State of Oaxaca, within the circumscription of the Mining Agency of Oaxaca, State of Oaxaca.

(c)	That, as titleholder of the rights covering the existing exploration mining concessions over THE LOTS, to this date, the TITLEHOLDER declares to have the concessions in good standing in relation with all the obligations required by the Mining Law and its Regulations, as well as all other applicable legal provisions, including the filing of proof of works reports and payment of rights over mining concessions;

(d)	That the rights covering the mining concessions covering THE LOTS are free and clear of all lien, encumbrance or limitation of domain; and

(e)	That its his wish to enter into this agreement to grant THE COMPANY the right to explore and exploit THE LOTS, according to the terms and conditions set forth herein.

II.	THE COMPANY represents:

(a)	That it is a Mexican mining company incorporated in accordance with the laws of the Mexican United States, with legal capacity to enter into this agreement and to become the titleholder of mining concessions.

(b)	That its legal representative, Mr. Victor Garcia Jimenez is duly authorized to represent it and enter into this agreement; and

(c)	That it wishes to acquire the right to explore and in its case, exploit THE LOTS, according to the terms and conditions herein set forth.

Given the foregoing representations, the parties agree to the following:

C L A U S E S

FIRST.- Right to explore and in its case exploit THE LOTS. THE TITLEHOLDER hereby grants THE COMPANY the exclusive right to explore and in its case, exploit THE LOTS, during the period in which the mining concessions exist over THE LOTS, during which THE COMPANY will be allowed to carry out all the exploration and exploitation works it considers convenient and which are allowed under the mining concession titles in force.

THE COMPANY will be allowed to assign or subcontract its rights granted under this Agreement, or enter into joint operation agreements with any other person or entity without prior consent from THE TITLEHOLDER, providing that such assignment, subcontract or joint operation agreement stipulates that all parties will be subject to the terms and conditions set forth in this Agreement.

SECOND.- Right to an early termination. The term of this agreement will be mandatory for THE TITLEHOLDER and without obligation for THE COMPANY, who in turn, can terminate it at any given moment through written notice delivered to THE TITLEHOLDER, informing of the date of termination.

Notwithstanding the abovementioned, THE TITLEHOLDER will also have the right to terminate this agreement at any given moment, according to what has been established in Clauses Nine and Ten hereinafter, in case that THE COMPANY does not comply with the obligations set forth herein.

In case of termination by THE COMPANY, also any payment obligation of the Minimum Royalty Retainer and Production Royalty not due will be cancelled.

THIRD.- Payment of Minimum Advance Royalty. As consideration for the execution of this Exploration and Exploitation Agreement, and in its case, as minimum royalty advance payments (“Minimum Royalty Advance Payment”) on the dates herein established, during the term of this Agreement, and while there is no production or it is not enough to cover the royalties, THE COMPANY will pay THE TITLEHOLDER the following amounts in US Dollars or its equivalent in Mexican Pesos, plus 15% of Value Added Tax.

a) When the TITLEHOLDER executes this Agreement	$5,000 USD
b) Three months after the execution of the agreement	$5,000 USD
c) Twelve months after the execution of the agreement	$25,000 USD
d) Twenty-four months after the execution of the agreement	$50,000 USD
e) Thirty-six months after the execution of the agreement	$75,000 USD
f) Forty-eight months after the execution of the agreement	$100,000 USD

Total	$260,000 USD

Once the abovementioned amounts have been paid, THE COMPANY’S obligation to pay the Minimum Royalty Advance Payments will be over. All Minimum Royalty Advance Payments will be considered as an advance payment for the Production Royalty that will be paid according to

Clause Four below and as from that date and the Production Date, THE COMPANY will recover all the amounts paid as Minimum Royalty Advance Payments to THE TITLEHOLDER, which were paid on account of and will be deducted from the accrued Production Royalty payable in the future, until such deductions have totaled the amount previously paid as Minimum Royalty Advance Payments by THE COMPANY. If within the period of forty-eight months set forth in this Clause, the production begins, and it is not enough to pay the “Production Royalty”, THE COMPANY must pay THE TITLEHOLDER the Minimum Royalty Advance Payments described herein.

FOURTH.- Royalties. THE COMPANY hereby agrees to pay to THE TITLEHOLDER a royalty on smelting net settlements (hereinafter “Production Royalty”) over the smelting net settlements or first hand mineral purchase-sale invoices paid to THE COMPANY for minerals, crude ore, or other valuable products obtained and sold from THE LOTS. The Production Royalty will be calculated as follows:

a)	En case that THE COMPANY procures smelting services: a Production Royalty of five percent (5%) on the smelting net settlements of all substances obtained and sold from THE LOTS.

b)	In case of dore metal, bullion or other substances obtained and sold from THE LOTS by THE COMPANY: a Production Royalty of four percent (4%) of the real selling price of all minerals, crude ore or valuable products as described in the purchase-sale invoices, after deducting all treatment, penalties, and any other expenses and deductions from the product’s selling net price which are described in the smelting settlements or any other acceptable document issued for each separate sale and after deducting the real cost of freight of such substances to the smelting plant or any other acceptable document issued for each separate sale of the mentioned substances.

The Production Royalty paid to THE TITLEHOLDER according to that set forth herein, will be paid after all the Minimum Royalty Advance Payments described in the aforementioned Clause have been completely deducted and written off.

THE COMPANY must make the payment of the Production Royalty to THE TITLEHOLDER through wire transfer to an account, after receiving the corresponding invoice or invoices (including VAT) on a monthly basis within thirty (30) days after the last day of the month in which THE COMPANY receives final payments on the mineral, crude ore and other valuable products sales.

FIFTH.- Mineral Mixture. THE COMPANY can transport and mix minerals, crude ores or other valuable products from THE LOTS with other minerals, concentrates and other products from other properties, providing that before mixing them, THE COMPANY implements reasonable practices and proceeds to weight, determine its humidity, sample and assay the respective mineral, as well as apply reasonably exact recovery factors to determine the amount of byproducts or products associated with the mineral, crude ore or other valuable products obtained from THE LOTS. THE COMPANY must keep accounting and records of the results of such sampling and assay of the mined mineral, concentrate or other products obtained from THE LOTS and must notify THE TITLEHOLDER when such mixing takes place, supplying when required by him, complete copies of all the records according to what has been mentioned herein, and the accounting of the results obtained.

SIXTH.- Fees, rights, taxes and expenses. All the fees, rights, taxes and expenses caused as a consequence of the granting and execution of this agreement will be paid by THE COMPANY, with the exception of the income tax for the earnings received by THE TITLEHOLDER, which will be paid by him. THE TITLEHOLDER will issue invoices to THE COMPANY with the respective VAT.

SEVENTH.- Labor liability. Given that there will be no labor relationship between the workers and contractors of each one of the parties and the other, each party expressly agrees that in relation to their workers and contractors, it and its contractors, in relation to its workers, they will undertake full labor liability and therefore each party agrees to maintain the other party free and clear from any claim, lawsuit, charge or complaint presented against it by the workers or employees of any party, or by its contractors, labor or administrative authorities.

EIGHTH.- Additional obligations of THE TITLEHOLDER. In addition to the obligations acquired in accordance with the abovementioned clauses, THE TITLEHOLDER, during the term of this Agreement will:

(a)	Keep the rights that cover the mining concession of THE LOTS in good standing and also, keep them free and clear of any lien, encumbrance or limitation of domain;

(b)	Do not transfer the rights covering the mining concession of THE LOTS without previous consent from THE COMPANY, and in case he wishes to assign them, he shall give THE COMPANY the right of pre-emption to acquire them in the same terms and conditions offered to a third party;

(c)	Keep THE COMPANY free and clear from any claim and responsibility from any acts that are directly attributable to THE TITLEHOLDER and which are his own responsibility. Being compelled to indemnify THE COMPANY and repay the damages and losses that could be caused should it be deprived from the right to explore and exploit THE LOTS according to this Agreement;

(d)	In case this agreement is terminated, allow THE COMPANY a period of ninety (90) days to remove all its equipment and machinery from THE LOTS.

NINTH.- Additional obligations of THE COMPANY, In addition to the obligations acquired in accordance with the abovementioned clauses, THE COMPANY, during the term of this Agreement will:

(a)	Carry out the exploration and in its case, the exploitation of THE LOTS, as a good miner, according to appropriate and rational mining practices and in accordance with all legal provisions, carrying out enough work to comply with what has been set forth in the Mining Law and its Regulations, and to avoid interrupting the exploration and exploitation works without any justified cause;

(b)	Assume responsibility and comply when required, with the obligation of preparing and presenting exploration regular works’ assessments as the case may be and pay all the rights on the mining concessions;

(c)

Allow THE TITLEHOLDER or his representatives to inspect the works that are being carried out in THE LOTS, on the dates and times mutually convened in order to avoid obstruction of the activities being performed and for security reasons. Also, will allow

THE TITLEHOLDER or his representatives, access to all information related to the works, in particular, when they exist, the balance sheets on the metallurgical production obtained in THE LOTS;

(d)	Comply with the Safety and Police requirements on the works carried out in the mines and environmental pollution control; and

(e)	Keep THE LOTS in good conservation, exploration and exploitation conditions;

If at any given moment, during the term of this agreement, THE COMPANY should fail to comply with the obligations acquired herein, and especially the ones mentioned in this Clause, THE TITLEHOLDER will have the right to terminate this agreement in terms of what has been established in the following Clause Ten, apart from its right to request the payment of damages and prejudicial consequences.

TENTH.- Breach of Contract. The breach by any of the parties in relation to any of the obligations hereby acquired, will give the other party the right to request the immediate observation of the non-complied obligations, in such case, the affected party can request through written notice to the non-compliant party to fulfill its obligations, and if after a period of ninety days after the notice was delivered, the breach continues and no reasonable action has been made to correct such breach, then the affected party will have the right, at its own discretion, to legally request the other party compliance of its obligations or else, the termination of this agreement, and in addition the right to request payment for damages and prejudicial consequences.

ELEVENTH.- Force Majeure. It will not be considered a breach of contract if any of the parties has not complied with its obligations acquired herein due to force majeure causes.

All occurrences mentioned as follows in an illustrative, non-limitative way, will be considered force majeure: earthquakes, fire, floods, storms, epidemic, civil disturbances, labor disturbances, strikes, wars, invasions, revolution, acts of authority, opposition or disturbances, and in general, any other event or action which is completely out of control of any of the parties and which impedes the party to totally or partially comply with its obligations.

When any of the parties is affected by any event of force majeure that impedes it to comply with its obligations, it must notify the other party of such event, and must include information on the estimated time the event will last.

The other party will have the right to terminate this agreement, if after a twelve-month period from the date in which the event of force majeure started, this has not been solved, even though reasonable efforts to solve it have been made, within the party’s possibilities.

TWELFTH.- Agreement between the parties. This agreement reflects the total agreement between the parties in relation to its objective, therefore the same cancels and leaves without effect any other agreement, covenant or letter of intent which was previously executed in relation to the same objective.

This agreement is enforceable in all its terms and conditions to all heirs, assignees and successors of the parties.

Both parties agree upon the ratification of this document before a Notary Public and to register it in the Mining Public Registry according to the Mining Law and its Regulations.

THIRTEENTH.- Communications. All communications to be made among the parties pursuant to this Agreement shall be oral or in writing, on the understanding that if any of the parties wish to give an irrefutable notice, this must be done before a Notary Public.

For the purposes of this agreement, the parties designate the following domiciles:

THE TITLEHOLDER:	THE COMPANY:

Mr. Jose Perez Reynoso Cerro del Chiquihuite #22 Col. Campestre Churubusco México D.F. C.P. 04200 Phone: (55) 55496390	DON DAVID GOLD, S.A. DE C.V. San Francisco #656 - 601 Col. Del Valle, C.P, 03100 México D.F. Phone/Fax: (55) 55362028 Atn Mr. Victor Garcia Jimenez

FOURTEENTH.- Applicable Laws and Jurisdiction. For all that has not been expressly stated in this Agreement, the parties subject themselves to the applicable legal provisions of Mexico City, Federal District, specially to the Mining Law and its Regulations, the Federal Rights Law, the Commerce Code and the Civil Code for the Federal District, agreeing to submit their disputes before the competent courts of Mexico City, Federal District, waiving their right to the jurisdiction of any other court, judicature or court of justice to which they may have a right by virtue of their present or future domiciles.

This agreement is signed by quadruplicate on November 21, 2002

THE TITLEHOLDER	THE COMPANY
DON DAVID GOLD, S.A. DE C.V.

/s/ Jose Perez Reynoso	/s/ Victor Garcia Jimenez
Mr. Jose Perez Reynoso	Mr. Victor Garcia Jimenez